Press Release

Source:	BNC Bancorp

Contact:	W. Swope Montgomery, Jr.
President and CEO
336-869-9200

BNC Bancorp Announces Net Income for First Quarter 2009

THOMASVILLE, N.C., / — BNC Bancorp (NASDAQ: BNCN) today reported earnings for the first quarter of 2009.  For the first quarter, net income totaled $1.4 million, an increase of 118.4% from the $626,000 earned in the fourth quarter of 2008.  First quarter net income declined by 19.6% to $1.4 million compared to the $1.7 million reported for the first quarter of 2008.

For the first quarter, net income available to common shareholders totaled $876,000, or $0.12 per diluted common share, a 48.5% decline when compared with the $1.7 million, or $0.23 per diluted common share, earned in the first quarter of 2008. The $876,000 is an 80.5% increase in net income available to common shareholders when compared to the $483,000, or $0.07 per diluted share earned in the fourth quarter of 2008.

Total assets as of March 31, 2009 were $1.59 billion, an increase of 34.1% compared with $1.19 billion as of March 31, 2008.  Total loans on March 31, 2009 were $1.00 billion, an increase of 2.2% from the $983.1 million reported as of March 31, 2008.  Investment securities increased $372.8 million, or 420.8%, when compared to the $88.6 million outstanding at March 31, 2008.  Deposits increased 38.6% over the same one-year period. During the first quarter, management negotiated a $250 million money market funding arrangement which carries a fixed effective cost of 2.95% over the five year period.

W. Swope Montgomery, Jr., President and Chief Executive Officer, said, "Given the challenging operating environment for our industry, we are very pleased with the direction of our performance in the first quarter, both in our credit quality and earnings performance.   We increased earnings per share by over 70% on a linked quarter basis, experienced improvement in our net interest margin, built our allowance for loan losses by over $1.3 million, and maintained non-performing assets at manageable levels well below peers.  While we remain optimistic, we are also realistic about the economic challenges ahead, and continue to be vigilant in building our allowance for credit losses and recognizing and recording impairments promptly, and moving troubled assets through our process as quickly as possible.”

“In addition to our focus on credit quality, during the quarter we were able to execute a creative unsecured funding strategy that provides $250 million of interest expense protection on the liability side for the next five years.  Using this funding to lock in an attractive spread on a portion of our municipal and agency mortgage-backed securities portfolio, we safely and profitably completed our CPP leverage strategy.”

Provision for Loan Losses and Asset Quality

The provision for credit losses was $3.0 million in the first quarter of 2009, compared with $725,000 and $2.7 million in the first and fourth quarters of 2008, respectively. Net charge-offs of loans during the recent quarter were $1.7 million, an improvement from the $3.3 million reported in the final quarter of 2008. Net charge-offs were $312,000 in the initial 2008 quarter. Expressed as an annualized percentage of average loans outstanding, net charge-offs were 0.70% and 0.13% in the first quarter of 2009 and 2008, respectively, and 1.31% in 2008's fourth quarter.

Non-performing assets (NPA) as a percentage of total assets at March 31, 2009 were at 1.12%, down from the 1.17% at December 31, 2008.  While down from the previous quarter, NPA’s are up when compared to the 0.67% reported at March 31, 2008.  The allowance for loan and lease losses at March 31, 2009 increased $2.31 million, or 18.9%, from levels a year ago and $1.3 million or 9.8% from the year end 2008 balance. The allowance for loan and lease losses of $14.5 million is 1.44% of total loans outstanding at March 31, 2009, up from the 1.31% at the end of 2008, and up from 1.24% reported at March 31, 2008. Total loans more than 30 days past due decreased to $3.3 million at March 31, 2009 from $5.3 million at the end of 2008.

Net interest income on a fully taxable equivalent (FTE) basis was $11.4 million for the first quarter of 2009, compared to $9.2 million for the fourth quarter of 2008 and $8.6 million for the first quarter of 2008. The increase in net interest income in the first quarter 2009 is primarily due to average investment securities increasing to $448.8 million compared to $197.9 and $88.3 million for the fourth and first quarters of 2008, respectively. The first quarter 2009 net interest margin on a fully taxable equivalent basis was 3.11%, compared to 3.02% and 3.29% for the fourth and first quarters of 2008, respectively.

Noninterest expense was $7.39 million for the three months ended March 31, 2009, up $940,000, or 14.6%, from $6.44 million for the quarter ended March 31, 2008.  The increase in non-interest expense was attributable to 1) a $130,000 net increase in personnel expense after redeploying salary dollars into our treasury sales and support team, a retail banking team, and a special assets team, 2) a $255,000 increase in FDIC and State assessments, 3) a $180,000 increase in expenses associated with loan collection and foreclosed properties, and 4) a $115,000 increase in advertising as part of our strategy to grow core deposits and increase visibility during a period when many of our larger competitors are being acquired or in a defensive posture.

In April, the Board of Directors declared a $0.05 per share quarterly dividend, payable May 29, 2009 to shareholders of record on May 15, 2009.  "We remain committed to rewarding our shareholders with a fair and reasonable quarterly cash dividend.  With our Company's capital strength and healthy balance sheet, we remain confident in our Company's long- term strategic plan and ability to generate sufficient capital to fund future dividends and growth opportunities," said W. Swope Montgomery Jr., President and CEO.

BNC Bancorp is the parent Company of Bank of North Carolina, a $1.59 billion commercial bank that provides a complete line of banking and financial services to individuals and businesses through full-service banking offices located in the cities of Thomasville, High Point, Salisbury, Greensboro, Archdale, Lexington, Kernersville, Harrisburg, Welcome and Oak Ridge, North Carolina. In addition, the Bank operates limited service banking offices in Winston-Salem and Mooresville, North Carolina.  Bank of North Carolina is insured by the FDIC and is an equal housing lender. BNC Bancorp’s is current on its preferred dividend payments to the United States Treasury and its stock is quoted in the Nasdaq Capital Market under the symbol “BNCN.”

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CAUTION REGARDING FORWARD-LOOKING STATEMENTS
From time to time, we make written and oral forward-looking statements within the meaning of certain securities laws, including in this press release, in other filings with the U.S. Securities and Exchange Commission, in reports to shareholders and in other communications. These forward-looking statements include, among others, statements with respect to our objectives for 2009 and beyond, and the medium and long terms strategies to achieve those objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution readers not to place undue reliance on these statements as a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed in such forward-looking statements. These factors include, but are not limited to, the strength of the North Carolina economy and real estate markets in general and the strength of the local economies and real estate markets within North Carolina in which we conduct operations; the strength of the United States economy; the effects of changes in monetary and fiscal policy, including changes in interest rate policies of the Board of Governors of the Federal Reserve System in the United States; judicial decisions; the effects of competition in the markets in which we operate; inflation; the timely development and introduction of new products and services in receptive markets; the impact of changes in the laws and regulations regulating financial services (including banking, insurance and securities); changes in tax laws; technological changes; our ability to complete strategic acquisitions and to integrate acquisitions; judicial or regulatory proceedings; changes in consumer spending and saving habits; the possible impact on our businesses of international conflicts and other developments including those relating to the war on terrorism; and our anticipation of and success in managing the risks implicated by the foregoing.

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)
	For the
	Three Months Ended
	March 31, 2009	March 31, 2008	% Change
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$19,541	$18,402	6.2%
Interest expense	9,126	10,210	(10.6)
Net interest income	10,415	8,192	27.1
Provision for loan losses	3,000	725	313.8
Net interest income after provision for loan losses	7,415	7,467	(0.7)
Noninterest income	1,218	1,375	(11.4)
Noninterest expense	7,386	6,446	14.6
Income before income tax expense	1,247	2,396	(48.0)
Provision for income taxes	(120)	696	(117.2)
Net income	1,367	1,700	(19.6)
Preferred stock dividends	(491)	-	100.0
Net income available to common shareholders	876	1,700	(48.5)

PER SHARE DATA
Earnings per share, basic	$0.12	$0.23	-47.8%
Earnings per share, diluted	0.12	0.23	(47.8)
Book value per share	16.08	10.49	53.2
Tangible book value per share	12.28	6.47	89.7

Weighted average common shares outstanding:
Basic	7,338,860	7,278,648
Diluted	7,343,529	7,422,815

PERFORMANCE RATIOS
Return on average assets	0.35%	0.59%
Return on average equity	4.63%	7.90%
Return on average tangible equity	6.03%	11.73%
Net yield on earning assets (taxable equivalent)	3.11%	3.29%
Average equity to average assets	7.51%	7.43%
Allowance for loan losses as a % of total loans	1.44%	1.24%
Non-performing assets to total assets, end of period	1.12%	0.67%
Ratio of net charge-offs to average loans, annualized	0.70%	0.13%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands, except per share data)
(Unaudited)

	For the
	Three Months Ended
	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
SUMMARY STATEMENTS OF OPERATIONS
Interest income	$19,541	$18,041	$17,409	$17,182	$18,402	$19,262
Interest expense	9,126	9,340	8,893	8,983	10,210	11,003
Net interest income	10,415	8,701	8,516	8,199	8,192	8,259
Provision for loan losses	3,000	2,700	2,500	1,150	725	750
Net interest income after provision for loan losses	7,415	6,001	6,016	7,049	7,467	7,509
Noninterest income	1,218	1,323	1,328	1,625	1,375	1,483
Noninterest expense	7,386	6,945	6,716	7,675	6,446	6,839
Income before income tax expense	1,247	379	628	999	2,396	2,153
Provision for income taxes	(120)	(247)	(119)	84	696	600
Net income	1,367	626	747	915	1,700	1,553
Preferred stock dividends	(491)	143	-	-	-	-
Net income available to common shareholders	876	483	747	915	1,700	1,553

Net interest income, as reported	$10,415	$8,701	$8,516	$8,199	$8,192	$8,259
Tax-equivalent adjustment	970	548	424	421	412	360
Net interest income, tax-equivalent	11,385	9,249	8,940	8,620	8,604	8,619

PER SHARE DATA
Earnings per share, basic	$0.12	$0.07	$0.10	$0.13	$0.23	$0.22
Earnings per share, diluted	0.12	0.07	0.10	0.12	0.23	0.22

Weighted average common shares outstanding:
Basic	7,338,860	7,354,164	7,357,677	7,299,672	7,278,648	6,914,320
Diluted	7,343,529	7,367,906	7,402,167	7,410,722	7,422,815	7,097,902

PERFORMANCE RATIOS
Return on average assets	0.35%	0.19%	0.25%	0.31%	0.59%	0.56%
Return on average equity	4.63%	2.91%	3.45%	4.20%	7.90%	7.61%
Return on average tangible equity	6.03%	4.33%	5.10%	6.20%	11.73%	11.70%
Net yield on earning assets (taxable equivalent)	3.11%	3.02%	3.19%	3.19%	3.29%	3.37%
Average equity to average assets	7.51%	6.43%	7.14%	7.29%	7.43%	7.29%
Non-performing assets to total assets, end of period	1.12%	1.17%	0.89%	0.89%	0.67%	0.54%
Ratio of net charge-offs to average loans, annualized	0.70%	1.31%	0.46%	0.36%	0.13%	0.26%

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	As of
	March 31, 2009	March 31, 2008	% Change
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$1,004,814	$983,076	2.2%
Allowance for loan losses	14,504	12,197	18.9
Loans, net of allowance for loan losses	990,310	970,879	2.0
Securities, available for sale	454,768	88,646	413.0
Total Assets	1,590,532	1,186,172	34.1

Deposits:
Noninterest-bearing deposits	60,465	72,647	(16.8)
Interest-bearing demand and savings	451,453	208,639	116.4
CD's and other time deposits	774,682	647,342	19.7
Total deposits	1,286,600	928,628	38.6
Borrowed Funds	167,767	163,663	2.5
Total interest-bearing liabilities	1,393,902	1,019,644	36.7
Shareholders' Equity	118,024	86,776	36.0

	As of
	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
SELECTED BALANCE SHEET DATA
End of period balances

Total loans	$1,004,814	$1,007,788	$1,006,866	$999,207	$983,076	$932,562
Allowance for loan losses	14,504	13,210	13,894	12,455	12,197	11,784
Loans, net of allowance for loan losses	990,310	994,578	992,972	986,752	970,879	920,778
Securities, available for sale	454,768	422,564	107,372	94,175	88,646	86,683
Total Assets	1,590,532	1,572,876	1,262,581	1,213,817	1,186,172	1,130,112

Deposits:
Noninterest-bearing deposits	60,465	61,927	64,880	67,969	72,647	67,552
Interest-bearing demand and savings	451,453	183,310	183,370	191,287	208,639	216,896
CD's and other time deposits	774,682	900,776	776,978	670,070	647,342	570,682
Total Deposits	1,286,600	1,146,013	1,025,228	929,326	928,628	855,130
Borrowed Funds	167,767	299,856	146,306	191,849	163,663	182,641
Total interest-bearing liabilities	1,393,902	1,383,942	1,106,654	1,053,206	1,019,644	970,219
Shareholders' Equity	118,024	120,680	84,885	86,145	86,776	86,392

QUARTERLY PERFORMANCE SUMMARY
BNC BANCORP
(Dollars in thousands)
(Unaudited)

	For the Three Month Period Ended
	March 31, 2009	December 31, 2008	September 30, 2008	June 30, 2008	March 31, 2008	December 31, 2007
SELECTED BALANCE SHEET DATA
Quarterly average balances

Loans, net of allowance for loan losses	$993,306	$998,644	$992,383	$982,923	$949,627	$909,571
Securities, available for sale	448,808	197,878	105,804	91,068	88,336	81,632
Total earning assets	1,484,754	1,222,102	1,110,553	1,085,176	1,048,980	1,008,427
Total Assets	1,594,331	1,328,919	1,219,177	1,200,266	1,160,622	1,109,313

Deposits:
Noninterest-bearing deposits	63,362	72,586	69,599	70,805	73,139	68,992
Interest-bearing demand and savings	320,930	173,218	181,599	197,135	214,563	215,630
CD's and other time deposits	861,504	822,048	721,192	658,980	592,452	590,648
Total Deposits	1,245,796	1,067,852	972,390	926,920	880,154	875,270
Borrowed Funds	222,520	169,431	154,906	180,267	188,195	149,254
Total interest-bearing liabilities	1,404,954	1,164,697	1,057,697	1,036,382	995,210	955,532
Shareholders' Equity	119,787	85,447	87,024	87,518	86,278	80,919